EXHIBIT 99.1
News Release
CONTACT: Media Relations	Exxon Mobil Corporation
CONTACT: 972-940-6007	5959 Las Colinas Boulevard
Irving, TX 75039-2298
972 940 6007 Telephone
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FOR IMMEDIATE RELEASE
MONDAY, JANUARY 31, 2022

ExxonMobil Streamlines Structure to Enhance Effectiveness, Grow Value, Reduce Costs

•Combines Chemical and Downstream businesses, centralizes Technology and Engineering and key service organizations
•Enhances integration, customer focus and takes maximum advantage of corporate scale to improve performance, reduce costs and grow shareholder value
•Continues ongoing effort to fully leverage competitive advantages

IRVING, Texas – ExxonMobil said today it is further streamlining its business structure by combining chemical and downstream companies and centralizing technology and engineering, and other support services, to better support customers, enhance performance and grow value.

“Our transformed business structure enables us to more fully leverage the corporation’s scale, integration, technology advantages, and the skills and capabilities of our talented workforce, to better serve our customers,” said Darren Woods, chairman and chief executive officer.

“Aligning our businesses along market-focused value chains and centralizing service delivery, provides the flexibility to ensure our most capable resources are applied to the highest corporate priorities and positions us to deliver greater shareholder returns.”

Effective April 1, the company will be organized along three business lines – ExxonMobil Upstream Company, ExxonMobil Product Solutions and ExxonMobil Low Carbon Solutions. They will be supported by a single technology organization, ExxonMobil Technology and Engineering, and other centralized service-delivery groups providing like capabilities, building on the successful consolidation of major projects across the corporation in 2019.

The move is a further evolution of the company’s business model and part of its strategy to build globally competitive businesses that lead industry in earnings and cash flow growth, operating performance and the energy transition.

ExxonMobil is on track to exceed $6 billion in structural cost savings by 2023, compared to 2019, driven by savings from the new business structure and measures such as centralizing procurement, digital transformation of processes, and right-sizing programs that were announced in 2020.

The new ExxonMobil Product Solutions Company will engineer, manufacture and deliver products needed by modern society at an industry-leading scale, serving multiple segments, products and markets. It will play a critical role in reducing greenhouse gas emissions and plastic waste by developing more sustainable products such as:

•Lower-emissions fuels to help decarbonize commercial transportation, including aviation and marine.
•Chemical performance products that enable customer emissions reductions in applications in the agriculture, health and renewable energy sectors.
•Next-generation lubricants and plastics that improve efficiency for traditional and electric vehicles.
•Certified circular polymers that bring new life to plastic waste through advanced recycling.

ExxonMobil Product Solutions will be the market leader in sales of polyethylene and other high-value chemical products and hold the No. 2 market position in aromatics, lubricants and fuel additives.

Karen McKee, formerly president of ExxonMobil Chemical Company has been appointed to lead ExxonMobil Product Solutions.

ExxonMobil Technology and Engineering will integrate technology activities, improving value delivery through centralized management of technical capabilities tightly linked to business priorities.

Priorities include developing new technologies to significantly lower the cost of scope 1, 2 and 3 emissions reductions; reducing greenhouse gas emissions at the asset level; increasing production yields and revenue; developing high-value differentiated products for customers; and improving advanced recycling of plastic waste.

Linda DuCharme, formerly president of ExxonMobil Upstream Integrated Solutions and ExxonMobil Upstream Business Development, has been appointed to lead ExxonMobil Technology and Engineering Company.

This change will also consolidate the Upstream into a single organization, ExxonMobil Upstream Company, which will be led by Liam Mallon, formerly president of ExxonMobil Upstream Oil and Gas Company.

To further collaboration and integration, the company said it will relocate its corporate headquarters from Irving, Texas, to its campus north of Houston. The move, which will be completed mid-year 2023, will enable closer teamwork to accelerate and increase value delivery through company-wide approaches.

“We greatly value our long history in Irving and appreciate the strong ties we have developed in the North Texas community,” said Woods. “Closer collaboration and the new streamlined business model will enable the company to grow shareholder value and position ExxonMobil for success through the energy transition.”

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About ExxonMobil

ExxonMobil, one of the largest publicly traded international energy companies, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is one of the largest refiners and marketers of petroleum products, and its chemical company is one of the largest in the world. To learn more, visit exxonmobil.com, the Energy Factor and Carbon capture and storage | ExxonMobil.

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Cautionary Statement

Outlooks, projections, estimates, goals, targets, descriptions of business plans and objectives, market expectations and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including future earnings and cash flows; cost savings; business performance; market position; and shareholder returns could differ materially due to a number of factors. These include changes in oil or gas demand, supply, prices or other market conditions affecting the oil, gas, petroleum and petrochemical industries; the ability to execute operational objectives and realize the benefits of organizational changes on a timely and successful basis; timely completion and startup of new projects; the outcome of research efforts and future technology developments; changes in laws or regulations, including treaties and laws regarding the environment; development of government policies and markets including with respect to lower-emission products; actions of competitors; war and other political or security disturbances; the outcome of commercial negotiations; the pace of recovery from the COVID-19 pandemic, and responsive actions taken by governments and consumers; general economic conditions, including the occurrence and duration of economic recessions; and other factors discussed in Item 1A. Risk Factors in our most recent Form 10-K and under the heading “Factors Affecting Future Results” available through the Investors page of our website at www.exxonmobil.com. For additional information on cash operating costs see “Frequently Used Terms” also available through our website.